EXHIBIT 99.1

Robert F. Carey Appointed to the Board of Directors of Argos Therapeutics

DURHAM, N.C., Sept. 23, 2015 (GLOBE NEWSWIRE) -- Argos Therapeutics Inc. (Nasdaq:ARGS) ("Argos"), an immuno-oncology company focused on the development and commercialization of fully individualized immunotherapies based on the Arcelis® technology platform, today announced the appointment of Robert F. Carey to the company's board of directors. Mr. Carey will replace Mr. Jean Lamarre, who has served on the board since 2013, as a director and as chairman of the company's audit committee.

Currently serving as executive vice president and chief business officer for Horizon Pharma plc, Mr. Carey has more than three decades of experience in healthcare investment banking, business development and investor relations. He has served as an advisor on greater than $15 billion in financings, as well as numerous mergers and acquisitions. He was also responsible for starting and managing JMP Securities' healthcare group. Mr. Carey holds a BBA in accounting from the University of Notre Dame.

"We are excited to welcome Bob Carey to the Argos board of directors. Bob brings a wealth of experience in navigating the healthcare industry. We look forward to his perspectives on business development and finance, which will be of great value to the company as we continue to advance our individualized immunotherapies through clinical research and into commercialization," said Jeff Abbey, president and CEO of Argos. "I would also like to thank Jean Lamarre for his wonderful guidance and leadership. It is has truly been a pleasure to work with him."

About the Arcelis® Technology Platform

Arcelis® is a fully individualized immunotherapy technology that captures mutated and variant antigens that are specific to each patient's disease. It is designed to overcome immunosuppression by producing a durable memory T-cell response without adjuvants that may be associated with toxicity. The technology is potentially applicable to a wide range of different cancers, and is designed to overcome many of the manufacturing and commercialization challenges that have impeded other personalized cancer immunotherapies. The Arcelis® process uses only a small tumor or blood sample and the patient's own dendritic cells, which are optimized from cells collected by a single leukapheresis procedure. The proprietary process isolates RNA from the patient's disease sample to program the optimized dendritic cells to present disease specific antigens to circulating T-cells in vivo. The antigen-loaded dendritic cells are also activated with CD40L, a critical co-stimulatory factor, then combined with the patient's plasma and administered via intradermal injection, resulting in the activation, differentiation and proliferation of memory and tumor-specific killer T-cells. The high-yield process enables multiple doses to be created from a single patient cell collection.

About Argos Therapeutics

Argos Therapeutics is an immuno-oncology company focused on the development and commercialization of fully individualized immunotherapies for the treatment of cancer using its Arcelis® technology platform. Argos' most advanced product candidate, AGS-003, is being evaluated in the pivotal ADAPT phase 3 clinical trial for the treatment of 1st line, metastatic renal cell carcinoma (mRCC). The Company is also developing a separate Arcelis®-based product candidate, AGS-004, for the treatment of HIV, currently being evaluated in a phase 2 clinical trial aimed at HIV eradication in adult patients. For more information about Argos Therapeutics, visit www.argostherapeutics.com.

Forward Looking Statements

Any statements in this press release about Argos' future expectations, plans and prospects, including statements about Argos and other statements containing the words "believes," "anticipates," "plans," "expects," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including whether Argos' cash resources will be sufficient to fund our continuing operations for the period anticipated; whether results obtained in clinical trials will be indicative of results obtained in future clinical trials; whether Argos' product candidates will advance through the clinical trial process on a timely basis and receive approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether, if product candidates obtain approval, they will be successfully distributed and marketed; and other factors discussed in the "Risk Factors" section of Argos' Annual Report on Form 10-K for the year ended December 31, 2014 which is on file with the SEC. In addition, the forward-looking statements included in this press release represent Argos' views as of September 23, 2015. Argos anticipates that subsequent events and developments will cause Argos' views to change. However, while Argos may elect to update these forward-looking statements at some point in the future, Argos specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Argos' views as of any date subsequent to September 23, 2015.

CONTACT: Media contacts:

         Adam Daley
         Berry & Company Public Relations
         212-253-8881
         adaley@berrypr.com

         Investor contact:

         John Menditto
         Argos Therapeutics, Inc.
         919-908-0687
         jmenditto@argostherapeutics.com